Exhibit 99.6

TERMINATION AGREEMENT

Termination Agreement (the "Agreement"), dated as of October 5, 2004, by and among Vail Resorts, Inc., a Delaware corporation ("Vail"), Ralcorp Holdings, Inc., a Missouri corporation (formerly Ralston Foods, Inc.) ("Ralcorp") and Apollo Ski Partners, L.P., a Delaware limited partnership ("Apollo").

Reference is made to the Shareholder Agreement, dated as of January 3, 1997, as amended, by and among Vail, Ralcorp and Apollo (the "Shareholder Agreement").

A G R E E M E N T:

Distribution of Vail Equity.  Apollo hereby covenants to distribute by October 31, 2004  (or such later date as is reasonably practicable) (the "Distribution") all of the Vail Equity owned by Apollo on the date hereof to its partners.

Termination of Shareholder Agreement.  Except as set forth in paragraph 3 hereof, pursuant to Section 12.15(i) of the Shareholder Agreement, and in reliance on Apollo's covenant in paragraph 1 hereof, the parties hereto agree that the Shareholder Agreement and the parties' rights and obligations thereunder are hereby terminated and of no further force and effect as of the date set forth above.

Survival of Registration Rights.  Notwithstanding paragraph 2 above, the registration rights and indemnification provisions in Articles V, VI, and VII of the Shareholder Agreement as they relate to Ralcorp shall survive until the later of (i) the 18-month anniversary of this Agreement or (ii) the date upon which a Registration Statement (as defined in the Shareholder Agreement) demanded by Ralcorp prior to the 18-month anniversary of this Agreement is declared effective.   Further, clause (ii) of Section 5.1(c) of the Shareholder Agreements shall not be applicable with respect to the registration statement to be filed by the Company registering certain of the shares to be received by certain Apollo distributees in the Distribution.  Article VIII of the Shareholder Agreement shall survive termination of the Shareholder Agreement and termination of the aforementioned registration rights.

Governing Law, Etc.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  Capitalized terms used herein without definition have the meaning set forth in the Shareholder Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

VAIL RESORTS, INC.

By:

Name:

Title:

RALCORP HOLDINGS, INC.

By:

Name:

Title:

APOLLO SKI PARTNERS, L.P.

By: Apollo Investment Fund, L.P.

By: Apollo Advisors, L.P.

By: Apollo Capital Management, Inc.

By:

Name:

Title: